Exhibit 8

LIST OF SIGNIFICANT SUBSIDIARIES

The following table lists Telesystem International Wireless Inc.'s significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, as at December 31, 2004. The table includes the legal name of the subsidiary, its jurisdiction of incorporation and the name under which it does business. The table omits certain holding companies.

	JURISDICTION OF INCORPORATION	NAME UNDER WHICH IT IS DOING BUSINESS
COMPANY NAME

OSKAR MOBIL a.s.	Czech Republic	Oskar

MOBIFON S.A.	Romania	Connex